CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 20, 2014, relating to the financial statements and financial highlights of WST Asset Manager – U.S. Equity Fund, a series of WST Investment Trust, for the period ended August 31, 2014, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 19, 2014